Exhibit 99.1

Investor Contact:	Brett Ellis (866) 377-3747 bellis@fairpoint.com

Media Contact:	Rose Cummings (704) 840-5202 rcummings@fairpoint.com

FAIRPOINT COMMUNICATIONS UPDATES CUTOVER TIMELINE

CHARLOTTE, N.C. (June 17, 2008) – FairPoint Communications, Inc. (NYSE: FRP) today announced it will implement a 60 day delay from September to November in the cutover timing related to the recently completed transaction in which FairPoint acquired Verizon Communications’ landline and certain related operations in Maine, New Hampshire and Vermont.  Based upon the schedule required for regulatory review for cutover from the Verizon systems to the new FairPoint systems and the current status of cutover readiness, FairPoint believes that the delay is prudent and in the best interests of its customers.  In making this decision, FairPoint also acknowledged the recent June Cutover Monitoring Status Report from Liberty Consulting Group (Liberty).  Liberty was selected by the Public Utility Commissions in New Hampshire and Maine and by the Public Service Board in Vermont to oversee and provide monthly updates regarding FairPoint’s progress in integrating the former Verizon assets during the Transition Services Agreement (TSA) period before cutover to FairPoint’s own systems.

Liberty indicated in its June report that in order to cut over by the end of September, the Company would have to demonstrate cutover readiness by early July.  Liberty indicated that the testing of systems, hiring and training of employees and other aspects of the cutover are “proceeding well and with more time FairPoint should be able to demonstrate cutover readiness” but that it was unlikely the Company would be in a position to meet this early July deadline. The new November cutover date will require the Company to demonstrate cutover readiness by early September.  The cutover extension will result in two additional monthly payments to Verizon of approximately $16.5 million for services provided under the TSA, which the Company is allowed to add back to calculate Adjusted EBITDA under its debt covenants.  Therefore, these payments will have no impact on the Company’s compliance with its debt covenants.

“FairPoint continues to work constructively with Liberty and agrees with their general assessment of the ongoing progress we continue to make on the various testing processes,” said Gene Johnson, Chairman and CEO of FairPoint Communications, Inc. “In fact, in the few short days since the June report was published, we believe we have made considerable progress in addressing a number of areas and have further refined the necessary and critical steps to ensure a smooth cutover.  While we continue to believe a September cutover was achievable, we respect the input that we have received from Liberty and concur that a November cutover will ensure that we are more prepared to end the TSA. In addition, the two additional payments under the TSA are not expected to have a material impact on the financial strength of the Company or its expected future dividend payments.”

According to the June Liberty report, “A November date would require FairPoint to demonstrate cutover readiness by early September. At this point, Liberty does not anticipate any substantial roadblocks to FairPoint’s meeting that date.”

Johnson concluded, “We are just as confident as Liberty in our ability to cut over at the end of November and to prudently transition off the TSA. As such we are now working toward a November cutover and we will use the extra time to further enhance our training and staffing efforts.”

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates 32 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.FairPoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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